Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-108352 and 333-74508) pertaining to the Novoste Corporation 2001 Stock Plan, as amended, the Novoste Corporation 2002 Broad-Based Stock Plan, the Novoste Corporation 2002 Chief Executive Officer Stock Option Plan, and the Employee Stock Purchase Plan, as amended, of our report dated March 14, 2005 with respect to the 2004 and 2003 consolidated financial statements and schedule of Novoste Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 29, 2006